EXHIBIT 99.1
For further information contact
Rodger W. Smith, 1-800-451-1294

FOR IMMEDIATE RELEASE
Callon Petroleum Company Reports Improved Results of Operations For First Quarter 2011

Natchez, MS (May 9, 2011)—Callon Petroleum Company (NYSE: CPE) today reported net income of $4.2 million, or $0.12 per diluted share, for the quarter ended March 31, 2011, and compares to net income of $3.9 million or $0.13 per diluted share for the same quarter in 2010.

Highlights of meaningful events thus far in 2011 include:
•
Completed a public equity offering of common stock which resulted in net proceeds to the company of $73.8 million.  The proceeds will partially fund an expanded onshore drilling program in the Permian Basin and has funded the redemption of a portion of our Senior Notes due 2016.

•
Reduced the Company’s long term debt outstanding by approximately 22% following the redemption of $31 million face value of Senior Notes, which will reduce 2011 cash interest expense by approximately $3.2 million and $4.0 million for each additional full year through the Notes maturity in 2016.

•
Named a new Vice President and General Manager - Permian Basin Operations and continued to add to our experienced staff to implement and enhance our operational and financial objectives related to our new onshore strategy.

In addition, Regions Bank has agreed to increase the company’s borrowing base from $30 million to $45 million under the company’s $100 million Senior Secured Credit Agreement.  Regions Bank also agreed to other improved terms based upon the amounts drawn on the facility. The $45 million borrowing base will be reviewed and re-determined on a semi-annual basis. There are no borrowings outstanding under the Credit Agreement, which matures on September 25, 2012.

“This increase continues to demonstrate Region’s confidence in our operations strategy, our oil and gas assets and our strengthened balance sheet.  With $54 million of cash as of the end of the first quarter and the new $45 million borrowing base, we are well positioned to finance new opportunities to expand and grow the company,” explains Bobby F. Weatherly, Executive Vice President and CFO.

First Quarter 2011 Operating Results.  Operating results for the three months ended March 31, 2011 include oil and gas sales of $25.4 million from average production of approximately 4,713 barrels of oil equivalent per day (Boe/d), which was within the company’s published guidance range of 4,700 to 5,000 Boe/d.  For the same period of 2010, sales were $23.4 million from average production of 4,636 Boe/d. For the quarter ended March 31, 2011, the average price received per barrel of oil (Bbl), after the impact of hedging, increased 25% to $93.78, compared to $74.78 during the same period of 2010.  Partially offsetting the increases in oil prices, during the first quarter of 2011, the average price received per thousand cubic feet of natural gas (Mcf), after the impact of hedging, decreased 14% to $4.95 from $5.76 for the same period of 2010.

“In the first quarter, we successfully continued our accelerated drilling program in the Permian Basin,” Fred Callon, Chairman and CEO of Callon Petroleum points out, “and we are pleased with our fracture stimulation agreement with Halliburton which has secured access to completion services and improve our operational efficiency and execution. Importantly, our existing leasehold position provides us a significant drilling inventory providing long-term growth potential.”

Callon adds that "From a financial perspective, our successful equity offering provided us with additional capital, which we used to strengthen our balance sheet by reducing debt 22% and increasing future profitability by lowering our annual cash interest expense.  The balance of the proceeds along with our strong operating cash flow will be used to continue the development of our highly prospective Wolfberry oil play in the Permian Basin. With an increased borrowing base, new capital and cash flow from operations, we have the liquidity to fund our onshore growth plan and take advantage of potential acquisitions that fit our strategic plan to increase our long-term visible growth potential by continuing our expansion into onshore oil plays.”

First Quarter 2011 Discretionary Cash Flow. Discretionary cash flow for the three-month period ended March 31, 2011 totaled $12.8 million compared to $11.2 million during the comparable prior year period.  As defined by U.S. generally accepted accounting principles (GAAP), net cash flow provided by operating activities totaled $13.5 million and $55.6 million during the quarter ended March 31, 2011 and 2010, respectively.  Operating cash flows during 2010 benefited from $52.7 million related to the royalty recoupment received from the Bureau of Ocean Energy Management, Regulation and Enforcement (formerly known as the Minerals Management Service).  See “Non-GAAP Financial Measure” that follows and the accompanying reconciliation of discretionary cash flow, a non-GAAP measure, to net cash flow provided by operating activities.

Non-GAAP Financial Measure.  This news release refers to a non-GAAP financial measure as “discretionary cash flow.” Callon believes that the non-GAAP measure of discretionary cash flow is useful as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt.  The company also has included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements that the company may not control and that may not relate to the period in which the operating activities occurred. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income as defined by GAAP.

Reconciliation of Non-GAAP Financial Measure:
(in thousands)	Three Months Ended March 31
	2011	2010	Change

Discretionary cash flow	$12,769	$11,149	$3,562
Net working capital changes and other changes	688	44,401	(43,713)
Net cash flow provided by operating activities	$13,457	$55,550	$(40,151)

The following table sets forth certain unaudited operating information with respect to the Company's oil and gas operations for the periods indicated:

	Three-Months Ended March 31,
	2011	2010	$ Change	% Change
Net production:
Oil (MBbls)	201	223	(22)	(10)%
Gas (MMcf)	1,342	1,166	176	15%
Total production (Mboe)	424	417	7	2%
Average daily production (MBoe)	4.7	4.6	0.1	2%

Average realized sales price (a):
Oil (Bbl)	$93.78	$74.78	$19.00	25%
Gas (Mcf)	4.95	5.76	(0.81)	(14)%
Total (Boe)	59.99	56.03	3.96	7%

Oil and gas revenues (in thousands):
Oil revenue	$18,804	$16,663	$2,141	13%
Gas revenue	6,645	6,722	(77)	(1)%
Total	$25,449	$23,385	$2,064	9%

Additional per Boe data:
Sales price	$59.99	$56.03	$3.96	7%
Lease operating expense	(11.89)	(11.14)	(0.75)	7%
Operating margin	$48.10	$44.90	$3.20	7%

Other expenses per Boe:
Depletion, depreciation and amortization	$23.05	$16.33	$6.72	41%
General and administrative	$9.96	$10.31	$(0.35)	(4)%

(a) Below is a reconciliation of the average NYMEX price to the average realized sales price:

Average NYMEX price per barrel of oil	$94.11	$78.72	$15.39	20%
Basis differential and quality adjustments	1.28	(2.75)	4.03	nm
Transportation	(1.11)	(1.19)	0.08	(7)%
Hedging	(0.50)	-	(0.50)	100%
Average realized price per barrel of oil	$93.78	$74.78	$19.00	25%

Average NYMEX price per thousand cubic feet of natural gas (“Mcf”)	$4.20	$5.04	(0.84)	(17)%
Basis differential and quality adjustments	0.75	0.72	0.03	4%
Hedging	-	-	-	0%
Average realized price per Mcf of gas	$4.95	$5.76	$(0.81)	(14)%

nm – Not Meaningful

Callon Petroleum Company
Consolidated Balance Sheets
(in thousands, except share data)

	March 31, 2011	December 31, 2010
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$54,482	$17,436
Accounts receivable	10,424	10,728
Other current assets	1,247	2,180
Total current assets	66,153	30,344

Oil and gas properties, full-cost accounting method:
Evaluated properties	1,333,509	1,316,677
Less accumulated depreciation, depletion and amortization	(1,165,685)	(1,155,915)
Net oil and gas properties	167,824	160,762
Unevaluated properties excluded from amortization	8,662	8,106
Total oil and gas properties	176,486	168,868

Other property and equipment, net	3,800	3,370
Restricted investments	4,082	4,044
Investment in Medusa Spar LLC	10,214	10,424
Other assets, net	1,019	1,276
Total assets	$261,754	$218,326

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$19,727	$17,702
Asset retirement obligations	2,405	2,822
Fair market value of derivatives	2,937	937
Total current liabilities	25,069	21,461

13% Senior Notes
Principal outstanding	106,961	137,961
Deferred credit, net of accumulated amortization of $10,790 and $3,964, respectively	20,717	27,543
Total 13% Senior Notes	127,678	165,504

Asset retirement obligations	13,146	13,103
Other long-term liabilities	3,441	2,448
Total liabilities	169,334	202,516

Stockholders' equity:
Preferred Stock, $.01 par value, 2,500,000 shares authorized;	-	-
Common Stock, $.01 par value, 60,000,000 shares authorized; 39,135,887 and 28,984,125 shares outstanding at March 31, 2011 and December 31, 2010, respectively	391	290
Capital in excess of par value	322,464	248,160
Other comprehensive loss	(10,519)	(8,560)
Retained earnings (deficit)	(219,916)	(224,080)
Total stockholders' equity	92,420	15,810
Total liabilities and stockholders' equity	$261,754	$218,326

Callon Petroleum Company
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three-Months Ended March 31,
	2011	2010
Operating revenues:
Oil sales	$18,804	$16,663
Gas sales	6,645	6,722
Total operating revenues	25,449	23,385

Operating expenses:
Lease operating expenses	5,045	4,648
Depreciation, depletion and amortization	9,776	6,813
General and administrative	4,224	4,304
Accretion expense	615	580
Total operating expenses	19,660	16,345
Income from operations	5,789	7,040

Other (income) expenses:
Interest expense	3,492	3,594
Gain on early extinguishment of debt, net	(1,942)	-
Other (income) expense	172	(361)
Total other expenses	1,722	3,233

Income before income taxes	4,067	3,807
Income tax expense	-	-
Income before equity in earnings of Medusa Spar LLC	4,067	3,807
Equity in earnings of Medusa Spar LLC	97	116
Net income available to common shares	$4,164	$3,923

Net income per common share:
Basic	$0.12	$0.14
Diluted	$0.12	$0.13

Shares used in computing net income per common share:
Basic	33,744	28,738
Diluted	34,539	29,229

Callon Petroleum Company
Consolidated Statements of Cash Flows (Unaudited)
(in thousands)
	Three-Months Ended March 31,
	2011	2010
Cash flows from operating activities:
Net income	$4,164	$3,923
Adjustments to reconcile net income to
cash provided by operating activities:
Depreciation, depletion and amortization	10,001	6,989
Accretion expense	615	580
Amortization of non-cash debt related items	104	137
Amortization of deferred credit	(822)	(889)
Gain on early extinguishment of debt	(1,942)	-
Equity in earnings of Medusa Spar LLC	(97)	(116)
Deferred income tax expense	1,982	1,332
Valuation allowance	(1,982)	(1,332)
Non-cash derivative expense due to hedge ineffectiveness	41	-
Non-cash charge related to compensation plans	776	643
Payments to settle asset retirement obligations	(71)	(118)
Changes in current assets and liabilities:
Accounts receivable	(110)	47,081
Other current assets	933	585
Current liabilities	(256)	(2,850)
Change in gas balancing receivable	182	(44)
Change in gas balancing payable	69	87
Change in other long-term liabilities	-	(115)
Change in other assets, net	(130)	(343)
Cash provided by operating activities	13,457	55,550

Cash flows from investing activities:
Capital expenditures	(18,170)	(6,856)
Investment in restricted assets for plugging and abandonment	(38)	(262)
Proceeds from sale of mineral interest	2,787	-
Distribution from Medusa Spar LLC	307	473
Cash used in investing activities	(15,114)	(6,645)

Cash flows from financing activities:
Payments on senior secured credit facility	-	(10,000)
Redemption of 13% senior notes	(35,062)	-
Issuance of common stock	73,765	-
Cash provided by (used in) financing activities	38,703	(10,000)

Net change in cash and cash equivalents	37,046	38,905
Cash and cash equivalents:
Balance, beginning of period	17,436	3,635
Less: Cash held by subsidiary deconsolidated at January 1, 2010	-	(311)
Balance, end of period	$54,482	$42,229

Callon Petroleum Company is engaged in the acquisition, development, exploration and operation of oil and gas properties in Louisiana, Texas, and the offshore waters of the Gulf of Mexico.

This news release is posted on the company’s website at www.callon.com and will be archived there for subsequent review.  It can be accessed from the “News Releases” link on the left side of the homepage.

It should be noted that this news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These projections and statements reflect the company’s current views with respect to future events and financial performance.  No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors.  Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K and quarterly reports on Form 10-Q, available on our website or the SEC’s website at www.sec.gov.

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